Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW
FQ1 2019 Earnings Call Transcripts
Thursday, May 09, 2019 9:00 PM GMT
S&P Global Market Intelligence Estimates

PFSWEB, INC. FQ1 2019 EARNINGS CALL | MAY 09, 2019

Call Participants

EXECUTIVES

Michael C. Willoughby
CEO & Director

Thomas J. Madden
Executive VP and Chief Financial & Accounting Officer

ANALYSTS

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

John David Godin
Lake Street Capital Markets, LLC, Research Division

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

ATTENDEES

Cody Slach
Liolios Group, Inc.

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PFSWEB, INC. FQ1 2019 EARNINGS CALL | MAY 09, 2019

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss PFSweb's financial results for the first quarter ended March 31, 2019. Joining us today are PFSweb's CEO, Mr. Mike Willoughby; the company's CFO, Mr. Tom Madden; and the company's outside Investor Relations adviser, Cody Slach with Gateway Investor Relations. [Operator Instructions] I would now like to turn the call over to Mr. Slach for some introductory comments. Please go ahead.

Cody Slach
Liolios Group, Inc.

Thanks, Lynette. Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call, other than historical facts, are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically used -- typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings and this presentation can be found in the Investors section of the PFSweb website under safe harbor statement.

I'd like to remind everyone this call will be available for replay through May 23, starting at 8:00 p.m. Eastern tonight. The webcast replay will also be available via the link provided in today's press release as well as available on the company's website at pfsweb.com. Any redistribution, retransmission or rebroadcast of this call, in any way, without the expressed written consent of PFSweb, is strictly prohibited.

Now I'd like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby
CEO & Director

Thank you, Sean (sic) [ Cody ] and good afternoon, to everyone. During the March quarter, we continued to perform at a high level for our clients across both our LiveArea and PFS business segments, while introducing several new growth initiatives. These include: next-generation PFS FaaS products like RetailConnect and CloudPick; expanding our PFS and LiveArea technology expertise to include SMB eCommerce platforms such as BigCommerce and Shopify Plus; and expanding our LiveArea service offering to include the IBM Sterling Commerce OMS platform. We believe all of these initiatives increased our addressable market while providing us the opportunity to accelerate our growth profile for years to come.

It's only been 2 short months since our last corporate update. So we'll focus today's call on key development since then, beginning with our decision to make important changes to our LiveArea go-to-market approach. As we've stated on recent calls, we have been generally pleased with existing client revenue activity for LiveArea, including renewals of digital marketing and technology services engagements. However, we have continued to fall short in generating our targeted level of new client projects. We believe our new client sales emphasis on eCommerce replatforming projects has been too narrow, resulting in an insufficient project pipeline to sustain our growth objectives for the business segment.

Our objective is to broaden our go-to-market strategy to include the entire customer journey with a service offering that drives end-to-end customer intimacy for our clients and actionable commerce performance management. Our LiveArea leadership team is working very hard to close a few gaps in our world-class technical portfolio, define formal market offerings from our technical portfolio and refine and begin to execute a go-to-market and tactical plan that returns

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LiveArea to consistent growth.

While we are very early in this expansion of our go-to-market, I am very pleased with the enhanced vision we now have for LiveArea and the work the team is doing to pivot the business while continuing to do a great job supporting our valuable existing clients. I'll have more to say about the performance of LiveArea in Q1 and our outlook for the business segment later on the call.

Before turning it over to Tom, I want to touch on the unexpected loss of the Charlotte Russe account in our PFS segment during Q1, due to their bankruptcy and subsequent liquidation. As indicated on our last conference call, we have taken a two-pronged approach to minimize the bottom line impact of that loss, including certain costs adjustments and fine-tuning our broad fulfillment capacity while working diligently to build and convert a high-quality sales pipeline to replace the lost revenue in the back half of the year and returning the PFS business segment to our targeted growth rates in 2020.

Since the last call, we assigned a number of new deals in PFS and we are contracting with several more. These signed and awarded deals are valued at $15 million to $20 million in annual contract value, and all are expected to contribute to revenue in the back half of 2019. We also have one of the largest sales pipelines for operation services in company history, with several moral deals that have the potential to close and contribute additional revenue in 2019.

We expect that exiting this year, these new deals will more than offset lost revenue from Charlotte Russe at a higher contribution margin. With the successes we're seeing at our PFS sales effort, and the diligent work the PFS team is doing to manage costs in the business, we remain very encouraged about the strength of this segment. And we expect the business unit to continue to strengthen in the back half of the year carrying a lot of momentum into 2020.

So once again to recap, our overall assessment on the business today is that we are continuing to do a great job in supporting our world-class portfolio of clients across both PFS and LiveArea segments. We are seeing very positive momentum in our PFS segment, though, its results in the near term are being tempered by the Charlotte Russe situation.

For LiveArea we are in the early stages of implementing the changes in the business that we believe are key components that will deliver our long-term targeted growth, but we have plenty of work to do here. As a result, at this moment in time, we are making focused yet meaningful changes in how we approach the market in our LiveArea business, which we expect could show volatile results over the near term with the goal of returning to meaningful growth.

Before commenting further on our progress, I'd like to turn the call over to Tom to provide additional financial insights for the quarter. Tom?

Thomas J. Madden
Executive VP and Chief Financial & Accounting Officer

Thanks, Mike, and good afternoon, everyone. For the first quarter, our consolidated service fee equivalent or SFE revenue was $51.9 million compared to $56.9 million in the prior year period, with the expected decline driven by lower new client project activity in LiveArea and the transition of certain client engagements in PFS, partially offset by growth from existing clients.

Service fee gross margin was 34.0% compared to 37.0% in the prior year quarter, with the decrease primarily due to lower gross margins in the LiveArea business segment as a result of higher-than-expected costs incurred on certain client [indiscernible]. From an adjusted EBITDA standpoint, we generated $3.3 million for the quarter compared to $4.4 million in Q1 of 2018. The decrease was primarily due to the aforementioned lower SFE revenue and lower gross margin in the LiveArea segment.

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Turning to the balance sheet. At March 31, 2019, cash and cash equivalents totaled $14.7 million and total debt was $35.5 million resulting in a net debt position of approximately $20.9 million. This compares to a net debt position of $26.5 million at December 31, 2018, a favorable reduction of over $5 million.

While we continue to expect to generate free cash flow during 2019, my current estimates are that we should stay somewhere between being $20 million and $25 million level of net debt level during the year. As we have stated in the past, a portion of our cash balance includes the benefit from the timing of certain cash collections received from our clients' customers that are then later remitted to our clients. So there is always some variability at a quarter-by-quarter basis, which is not under our control.

Our capital expenditure level in the March quarter was approximately $1 million. We continue to expect our capital expenditure spend in 2019 to be between $7 million to $10 million depending upon the new client activity in the PFS segment. So we expect to incur a higher quarterly run rate level of capital expenditures in the remainder of the year as compared to Q1 as we bring on new clients.

Now let's discuss key components of our business segment results. Before doing so, I want to let you know that we have made some further changes in our segment presentation for the March quarter by reallocating certain costs from our corporate shared services SG&A to the direct operating cost of our 2 business units. We also updated our prior year March quarter results to reflect consistency with this new approach. This is part of our further refinement of evaluating our overall cost structure and working to allocate cost to the business units. At a high level, we have moved approximately $2 million per quarter of cost from this corporate SG&A budget to the business units. We will continue to look for opportunities to make further enhancements to our corporate cost allocation methodology as we go forward, but we don't expect to make any other key changes here until next year. At which time we would expect to be able to show a more fully allocated, nearly standalone P&L for all our business units, including corporate.

In addition to refining the allocation methodology, we continue to identify and execute cost control initiatives designed to improve our operating leverage across the business. With that update, let me provide an overview of the PFS segment.

Our PFS segment generated $33.5 million of SFE revenue for the quarter with the service fee gross margin of 27.6%. This compares to $35.4 million of SFE revenue in the first quarter of last year with the 27.4% of gross margin reported in that quarter.

As discussed on our last quarterly update, the expected PFS SFE revenue decline in Q1 was primarily due to the transition of certain client accounts, including the impact from the Charlotte Russe bankruptcy and liquidation, partially offset by growth from new and existing clients. The direct contribution for the PFS segment decreased to $2.5 million as compared to $4.3 million in the prior year quarter primarily due to lower service fee revenue as well as incremental sales, marketing and infrastructure costs to support PFS' targeted growth.

Now on to the LiveArea segment. LiveArea generated service fee revenue of $18.4 million in the first quarter with service fee gross margin of 45.4%. This compares to $21.6 million of service fee revenue with a 52.3% gross volume in the first quarter last year. The LiveArea revenue decline is primarily due to reduced technology and services project activity as well as certain client transitions.

The gross margin decline is primarily applicable to higher-than-expected costs incurred in certain client projects. And the impact of this gross margin decline was partially offset by a significant decrease in LiveArea's direct operating expenses, which decreased $2.7 million from $9.2 million last year to $6.5 million in the current quarter. This decrease was primarily due to lower personnel cost attributable to our cost reduction efforts in response to lower revenues.

In addition to the business segment data, we also have cost reported as corporate SG&A. These cost -- these include costs that are not currently directly assigned to 1 of the 2 business segments. Our costs related to corporate SG&A declined by $0.9 million in the first quarter of 2019 compared to the prior year, primarily due to a decrease in personnel-

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related costs.

Moving on to our 2019 outlook. We continue to target our consolidated 2019 SFE revenue to increase in the low single-digit range on a percentage basis compared to 2018, and adjusted EBITDA to increase at a low to mid-single-digit range on a percentage basis. As we look at the current June quarter, we currently expect our SFE revenue and adjusted EBITDA to be at a relatively similar level as Q1. We do expect improvements in both SFE revenue and adjusted EBITDA as we go through the second half of 2019 as a result of our various initiatives and the anticipated benefits of new client wins.

This concludes my prepared remarks, and I'll turn the call back over to Mike. Mike?

Michael C. Willoughby
CEO & Director

Thank you, Tom. As I mentioned earlier, given that our last corporate update was rather extensive and just 2 months ago, I'd like to focus the rest of our time on key developments regarding our new growth initiatives since the March call and comment on our Q1 sales stats for both business segments.

Earlier today, you may have seen that we appointed Mercedes De Luca to the Board of Directors. Mercedes is a proven technology veteran with more than 20 years of leadership experience in e-commerce. And more specifically, her extensive background in product development and creating innovative technology solutions will be an invaluable asset as we begin to ramp our new FaaS products introductions. She will also be a key contributor to the Board's increasingly viable role in information systems and cybersecurity strategy and governance.

Turning to the sales stats for Q1. For LiveArea, we booked 15 engagements worth a combined estimated $6 million in ACV. This compares to 12 engagements worth a combined then estimated $3.7 million in ACV in the year ago quarter. We also booked 40 projects worth a combined estimated $7.3 million in project value, and this compares to 52 projects worth a combined then estimated $11.7 million in project value.

As I stated in my earlier comments, we continue to be pleased with our engagement bookings and the resulting expected financial benefits of the annual recurring revenue from those engagements. However, the disappointing project bookings for the quarter simply served to highlight the continued new client project sales challenges we have experienced. Addressing the underlying go-to-market problems, which have limited the size of our sales pipeline, is the top priority of our entire LiveArea leadership team.

For PFS, we had a good sales start to the year, signing contracts for 4 new programs worth a combined approximate $4.7 million in ACV based on current client projections. This compares to 4 signed contracts for a then estimated $7.5 million in ACV for the year ago quarter. As I commented earlier, we have signed additional contracts since Q1, and are contracting with several more while continuing to maintain one of the largest sales pipelines for operations services in our history.

For LiveArea, at the end of Q1, we had 87 active client engagements, representing discrete project engagements and ongoing retainer and managed services engagements. For PFS, we had 79 active client for 62 brands at the end of Q1.

Turning to developments with some of our key growth initiatives, we continue to make progress with our LiveArea SMB project with an exciting contract signing on the Magento platform for a start-up brand with a current client. We are also excited to announce our new partnership with BigCommerce during the quarter. We've already closed 2 projects and a managed service engagement on the BigCommerce platform since that announcement, and we have more exciting BigCommerce opportunities in our pipeline.

Finally, we continue to win projects and engagements on the Shopify Plus platform with a nice pipeline of further

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opportunity on the broader Shopify platform. We look forward to providing more detail and, potentially, including some key client names in the future.

And speaking of client names, we were pleased to be able to recently announce the LiveArea launch of 2 camping world brands, Gander Outdoors and Overton's on the Salesforce Commerce Cloud platform. LiveArea continues to deliver leading-edge capabilities, including advanced guided selling applications, dynamic personalization features and rich user experiences, which are the hallmark of our work on the Salesforce Commerce Cloud platform. I'm encouraged to see our reputation grow as a top-tier commerce specialist in the Salesforce ecosystem.

I'm also very encouraged with the progress we are already having with our recently launched IBM Sterling OMS practice with the successful April launch of our first Sterling client and the signing of a managed services agreement to support our client with ongoing services. We also already have more Sterling OMS project in our pipeline with the potential to close and contribute revenue in 2019. I'm very proud of our LiveArea team and their hard work to launch this first client successfully on a very aggressive time line.

I'm also very pleased with the progress we're making with our PFS Fulfillment-as-a-Service product initiatives or FaaS. We now have RetailConnect deployed in our first production location in a Simon Mall in the Dallas-Fort Worth Metroplex, and we have multiple clients in the sales pipeline for preholiday launches. At this time, we continue to target RetailConnect rollouts to 4 to 5 additional Simon Mall locations later this year, with the objective to provide these new clients regional omnichannel coverage across the U.S. with cost-effective 2-day ground shipping from their mall-based retail stores in the various locations across the country.

Our pop-up DC product continues to drive interest on our various marketing events, including the recent Ecommerce Operations Summit Conference in April, for a highlight of some of our recent FaaS pop-up client success stories during one of the featured speaking sessions. Once again this year, we have several FaaS pop-up holiday engagements in our pipeline for both new and existing clients.

We also featured our new CloudPick product offering in our Ecommerce Operations Summit booth, which generated significant interest. At this point, we are building a nice pipeline of potential clients for CloudPick, and we're working to identify 1 or 2 pilot clients to work with as we look to bring CloudPick fully to market later this year. Although it is very early in our go-to-market execution for CloudPick, early interest is very encouraging. And I believe service serves to validate the unique positioning of this product in a viable segment of the warehouse operations and automation market.

Now looking ahead, we're keenly focused on revitalizing growth, particularly, within our LiveArea segment while we also work hard in PFS to bounce back quickly from the loss of Charlotte Russe. Although there is plenty of work ahead, we remain focused on achieving our targets for 2019, and fully expect to exit the year in a stronger position to accelerate growth across the business.

As always, Tom and I happy are to engage with all of our investors to answer questions and communicate our exciting story. We'll be at several conferences over the next few months, including Needham in New York; B. Riley in L.A.; and D. A. Davidson in Chicago. But if we don't see you there we can always make ourselves available by phone.
Lynette, we'll now open up the call for question and answer.

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Question and Answer

Operator

[Operator Instructions] We'll take your first question from Mark Argento from Lake Street.

John David Godin
Lake Street Capital Markets, LLC, Research Division

This is John on for Mark. I appreciate you taking my question. First on the PFS segment, it sounds like you guys have some good wins, and it sounds like the pipeline is the highest that it's been in a while. If you could just kind of give me a feel of the key drivers behind why you're confident that's going to continue to grow in the back half and what's really been driving that here.

Michael C. Willoughby
CEO & Director

Sure. Thanks, John. Happy to answer the question. So I think what we're seeing now is the result of the sales and marketing investments that we chose to make last year and the focus on a couple of key vertical markets for retail like we have the right to win, primarily health and beauty, fashion, home fashion and collectibles, which are core verticals. We have really valuable client portfolio where we believe our service offering is highly differentiated and where we have great references in the industry. And so if you look at this pipeline, it is one of the largest that we've seen in our history. it's predominantly made up of those kind of well-known brand names in health and beauty and fashion primarily. So I think it's the result of those investments that we're seeing.

As far as what gives us confidence, there are a couple of, I think, trends in our industry that we're seeing that favor us. One of them is certain competitors having challenges, and so that works to our favor as we are strong and there's challenges there. We would look to take market share. The other trend that we are seeing is a fair number of early-stage kind of clients that are coming to market, especially in the health and beauty segment, and really want to engage with a partner who can solve a lot of problems simultaneously with a single turnkey-type solution. So in that SMB-sized market, we find our end-to-end offering to be particularly compelling and super sexy. And so I think we're seeing the results of our reputation and clients that know that they can receive that kind of turnkey solution from us.

And then the last thing I'd point to is as we continue to really invest in some of these SMB platforms, like Shopify Plus and BigCommerce and Magento, I think that ecosystem helps drive opportunity to us. And now that we have, I think, a solution that's appropriate for the SMB audience with an appropriate cost basis, it really just gives us an opportunity to engage with those kind of clients and potentially create a nice incubator to grow them into more meaningful engagements in sort of the lower end of the enterprise space. So those are some of the things driving that, I think.

John David Godin
Lake Street Capital Markets, LLC, Research Division

All right. And then moving on to LiveArea. Thinking about some of the new go-to-market strategy, could you maybe walk us through an example of what an ideal kind of customer relationship would look like, as you talk about the entire customer journey. I think that would be helpful.

Michael C. Willoughby
CEO & Director

Sure. So one thing is we certainly don't want to abandon some of the things that have worked in the past. We will

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continue to aggressively compete for and win replatforming projects as people move from one platform to the other or as brands come to market for the first time and want to implement platform. That's going to always be part of our core strategy.

We also want to continue to engage and win these digital marketing retainers and technology managed services agreement that we've historically won. But we have, I think, overemphasized the e-commerce platform projects, which involve engaging with our channel partners to go out and win these new deals. And I think part of the enhanced go-to-market strategy is to target the installed base of these platforms to help them be successful with the technology investments they may have already made, and to really look at the requirements across the entire customer journey from strategy to demand generation to technology deployment, the advanced user experience such as these guided selling applications that we're well known for, and then fully integrating the post-click capabilities that we have on the PFS side into total customer journey.

And that's simply going to involve more effort on our part going to that installed base with our message, with our marketing and our sales -- insight sales efforts and field sales efforts to generate those opportunities. But our opinion is that, that's where the biggest portion of the addressable market is for IT services around the e-commerce platforms is with clients, who already purchased technology and are, frankly, just struggling to make it all work effectively.

So that's probably the biggest change that we're making. I do identify that there are just a few gaps in the technical portfolio that we want to solve. Probably, the largest gap being around content management and user experience. We will do that through a combination of organically growing some of those capabilities but more likely through some strategic partnerships that help bridge us from where we are to where we want to be, which will help us to generate revenue very quickly as we look to plug those gaps. So those are a couple of things that we're doing. And as I said earlier, we're 5 weeks into this pivot, so it's very early. But those are the things that we hope will bear fruit as we look at the back half of the year.

Operator

[Operator Instructions] We'll hear next from George Sutton from Craig-Hallum.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

Just a follow on to the last question. You suggested you'd be moving away from working with channel partners to bring in business. Did I understand that correctly, does that suggest a more direct focus?

Michael C. Willoughby
CEO & Director

I think it's more of an additive point that we will continue to work aggressively with the channel partners in generating opportunities. But in addition, I think be much more aggressive in targeting the installed base independent of the channel partners. The other thing that's probably important to note is that many of our channel partners actually have customer success organizations within them that we can use to drive opportunity, but the primary go-to-market would be to use our sales and marketing efforts to drive opportunity independent of channel partners, in addition to continuing to engage with channel partners as we have in the past.

I think that's the way to build the pipeline, to have the significant number of opportunities that we can drive through that pipeline. Frankly, it hasn't been our conversion rate issue. It's been top of the funnel problem, and I think the way to increase the top of the funnel is to change the addressable market by targeting the installed base.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

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Now one of the top of the funnel concerns previously had been a set of challenges from some of the larger e-commerce players, who had been going through M&A and different things like that. And the suggestion had been once they sort of normalize, you would see a pickup. Is that consistent with what you've seen? And is this an industry issue? Or is this a company-specific issue from your perspective?

Michael C. Willoughby
CEO & Director

I think there is probably a combination of things there. One is we did mention last year that some of our partners were having slower years than we might have expected or that they might wished, and there were some internal reasons for that. I think a lot of that has settled out and we're seeing better traction with those partners as they're more effective at going to market, so I think there is some benefit there.

I do think that there are some industry trends that put pressure on the sides of these replatforming projects, primarily driven by some of the more agile cloud-based platforms that are in the market. And I think clients' willingness to accept base functionality, at least as a starting point, for a roll out. So we're just seeing fewer of these really customized large implementation projects as clients tend to shift their spend to a post-launch date. And so it gets back to the installed base point. If a client's willing to go to launch with a minimum viable product set or sort of an appropriate starting point and then they're willing to iterate after launch, then they're simply just shifting the spend to post-launch phases. And we want to be in a position to capitalize on that.

We think that a lot of technology services, companies, system integrators are built to do the project and not really the main service as effectively. We've been doing the managed services for years and years and are very, very effective at that. So I think if we can tap into that post-launch spend, then that takes advantage of that trend in the market that we're seeing versus being disrupted by it. So those are a couple, I think, points in response.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

That's helpful. Just one other thing, I'm naive about what CloudPick is. Could you just discuss what that is?

Michael C. Willoughby
CEO & Director

Love to. So we just recently announced taking some of the warehouse automation capabilities that we use routinely every day in our facility, which includes a cloud-based picking operating system, the CloudPick OS as well as infrastructure we deploy in our facilities to drive picking, which are these lighted carts that we use and packaging that in such a way that we can make that available to clients that would like to use our infrastructure in their facility.

So what you would see is the same kind of carts that you might have seen in Memphis, Georgia on a tour with lighted picking solution and the operating system capability to drive them where we can deploy that in a very cost-effective and rapid way to help a client have the same benefits of the automation that we're using in their own facility. So it's another Fulfillment-as-a-Service offering.

I would say it's competitive to some of the larger, much more expensive traditional on-prem type solutions that you might see in the market. And what we think is very differentiating for us is the price point of our solution, which is much lower as well as the cloud-based operating system, which doesn't require a client to deploy any IT resources.

And then the second thing is as a practitioner, we're using this same technology in our own facilities and believe it gives us an advantage as we innovate on the platform and as we release new features and functionalities that have been proven and tested in our facilities, that our clients can then take advantage of. The picking carts are the first release in the road map. We will look to bundle lighted shelving and pick walls as well and, ultimately, packing stations all with the same lightweight, low-cost footprint as a way to continue to leverage our Fulfillment-as-a-Service initiative. It should

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result in higher margin, tech-like services revenue streams for us, which we feel like is a real benefit to our bottom line.

Operator

[Operator Instructions] We'll move next to Ryan MacDonald from Needham.

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

I guess starting on the LiveArea business. With this more direct go-to-market approach, do you need to do anything in terms of incrementally scaling business development headcount in that area of the business? And as you sort of shift this approach, how do you manage customer acquisition cost with that?

Michael C. Willoughby
CEO & Director

Right. It's a great question, Ryan. So I think as we look at the resources that we have, there's a look to redeploy some of the sales and marketing spend against this installed base, certainly on the marketing side, and that's, to an extent, already begun. I think that there are influencing partners in the ecosystem that we can work with, that are engaged with clients in a sort of consulting or advisory type role for the things that we do are very adjacent.

You might be thinking of sort of traditional strategy consulting-type firms where relationship can help make an intro. We can be very cooperative with somebody like that. So that's something that we're looking at that has a low customer acquisition cost for us.

Frankly, there's just a lot of traditional inside sales work to generate opportunities from an installed base that is relatively easy for us to identify and target. There are, say, a few thousand kind of retailers and brands in the U.S. above the SMB market that we would target with our own sales and marketing efforts. So I think I wouldn't necessarily look for a lot of incremental spend, but I think a redeployment.

And then in addition to that, I think the SMB market, which has the potential to really change our addressable market in the LiveArea side, the trick there is frankly just to be plugged into the ecosystem, in the app stores for a platform or their partner websites in such a way that you're plug and play as far as the connections to, say, our PFS capabilities and where you've got a highly productized offering that you can describe very succinctly in those portals and app stores in order to drive inbound interest in leads. And then you can convert that with an inside sales team and not have to deploy your field sales team. And so we're not doing a lot of that yet but that's a key initiative as we look to the back half of the year to really tap into that SMB market, which is so much larger than the enterprise platform market.

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

And then as you look at sort of the increased focus on OMS in the LiveArea business, can you just talk about sort of the demand trends you're seeing, sort of, within that market and how they compare to the e-commerce? And is there any incremental sort of partnerships that you can launch there to maybe continue to drive more opportunities?

Michael C. Willoughby
CEO & Director

Yes. So I think that, first off, we're partnered with 1 of 2 recognized leaders in the enterprise OMS space, and that would be IBM with their Sterling Commerce product. If you are going to deploy an enterprise caliber or a management platform behind an e-commerce platform or, frankly, any source for orders, most likely, Sterling is going to be 1 of the 2 platforms you're evaluating. And we believe it's best-in-class. And so that expansion for us, I think, makes a ton of sense. It's adjacent to the commerce work that we've done but very related to that work.

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A lot of times, we have found in the past that a project that we're working on to deploy an e-commerce platform, there's an OMS project going on at the same time. And our ability to compete for both of those opportunities, and then be in a position to make sure that efforts are coordinated and the e-commerce platform doesn't interfere with the OMS top line or vice versa, more often vice versa, I think is a big advantage for us. While we are focused right now on IBM Sterling, there are some other OMS offerings in the market that are oriented probably a little bit more to the lower end of the enterprise or even the SMB market. We're exploring our relationships there. It could potentially help expand the target market for those platforms.

But I think there's plenty of opportunity right now in the Sterling area. And one of the nice things about the Sterling projects is that we're not seeing necessarily the same pressure on the project side as we might on the e-commerce platform side. They still are meaningful, long-term projects to deploy. And then we're seeing, after the deployment, the opportunity to continue to help a client really be successful on that platform. So it carries the same kind of managed services potential that the commerce platforms do, as evidenced by this client that we just launched signing a managed services agreement with us for us to help them operate the platform once it's deployed.

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

Great. And then just one on the PFS operation, if I may. Recently, Amazon talked about moving to 1-day shipping for Amazon Prime, can you talk about maybe the impact that could have or if it creates a tailwind within that RetailConnect solutions for brands to try to become more competitive with Amazon over time?

Michael C. Willoughby
CEO & Director

Yes. So thank you for talking about that, that way because I think that's exactly what that announcement serves to do, is it just really raises the pressure on retailers to implement omnichannel as a way to leverage their store inventories to compete with that service level. I also think that many retailers have regional distribution centers that they use to replenish their stores. And CloudPick becomes an option to help them deploy very rapidly and cost-effectively direct-to-consumer solutions within, say, a larger B2B warehouse that they're already operating.

So it probably does also accelerate or motivate us to look at that West Coast operation. I think our clients will also be increasing their expectation, their desire for us to have, in addition to our Memphis centers, something that's closer to the West Coast to help them compete with a 2-day delivery today but also step into potentially doing next-day from 2 locations, which we certainly are prepared to do as we have clients asking us to support them in that way.

Operator

And at this time, there are no additional callers on the queue. We'll conclude our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby
CEO & Director

Thank you, Lynette. I'd like to thank everyone who attended the call today. And we look forward to speaking with all of our investors and analysts when we report our second quarter results in August, or if we see you at one of the upcoming conferences, look forward to that as well. And in the meantime, as I said earlier, Tom and I are available by phone. Thank you very much.

Operator

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PFSWEB, INC. FQ1 2019 EARNINGS CALL | MAY 09, 2019

This does concludes today's teleconference. We thank you all for your participation.

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PFSWEB, INC. FQ1 2019 EARNINGS CALL | MAY 09, 2019

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